For Immediate Release

LivePerson Announces Fourth Quarter 2019 Financial Results

-- Achieves Q4 goal of 20% revenue growth, accelerating 580 basis points year-over-year --

-- Signs 24 seven-figure deals in 2019, a nearly 170% increase over 2018 --

-- Strong exit to 2019 positions Company for at least 20% revenue growth and improved profit in 2020 --

-- Accelerates deployment of Conversational AI to consumers and brands --

-- Announces CFO transition; internal successor will further transform finance function using automation and AI to enhance operating leverage and growth --

NEW YORK, February 13, 2020 /PRNewswire/ -- LivePerson, Inc. (NASDAQ: LPSN), a leading provider of conversational commerce solutions, today announced financial results for the fourth quarter ended December 31, 2019.

The Company also announced a CFO transition. Chris Greiner will be leaving the Company in February, and John Collins, LivePerson's SVP of Quantitative Strategy, will be named his successor. Mr. Collins was recruited by Mr. Greiner and joined LivePerson in October 2019. Mr. Collins, an MIT alum, co-founded Thasos, a NYC based predictive intelligence company powering large scale equity trading platforms, and previously held roles in the financial services industry, including regulating financial firms at the NYSE, and structuring transactions in leveraged finance at Credit Suisse. Mr. Greiner will work closely with Mr. Collins to facilitate an orderly transition and remain engaged with LivePerson in an advisory role.

On Mr. Greiner's decision, Robert LoCascio, LivePerson's CEO, stated, "I would like to thank Chris for all his contributions to LivePerson and wish him the best in his career. Chris joined LivePerson in early 2018, and played a key role in our transition to high growth. He helped build a data-driven, process-oriented, financial operation that aided decision making and the execution of our strategy. He also led a successful capital raise that gave us the balance sheet to fund our growth investments. LivePerson is progressing along the path to becoming what I call an outstanding company, one that has high growth, high margins and a strong culture that drives the business."

"John is the ideal candidate to help us on the next leg of this journey, possessing a rare combination of business leadership, financial acumen, and data science expertise. Under John's direction, we will apply our vision for AI and automation to LivePerson's corporate operations, creating a "data democracy" that makes business information available anytime, anywhere, for everybody. We will deliver strong growth and create meaningful operating leverage by automating the repetitive, low-value, transactional work of our employees, freeing them to focus on strategy and innovation."

"I want to emphasize my strong alignment with this decision," stated Chris Greiner. "John’s value to the finance department and the broader company has already been proven in his first few months. Data science and engineering are going to transform the finance function, and John's vision for these capabilities aligns perfectly with LivePerson's AI and automation strategy. I want to personally thank Rob, the board, senior management and my finance and HR team for the opportunity to have played a leadership role in the scaling and expansion of the company. I am excited to partner with John over a period of transition to ensure his ramping is smooth and successful."

John Collins added, I’m grateful to Rob and Chris for the opportunity and for embracing my vision to deploy automation and machine learning to transform the finance organization and its impact on the business. Considering LivePerson’s size and near-term market opportunities, now is the optimal time to invest in the model-driven processes that will enhance operational leverage and growth."

Fourth Quarter and 2019 Highlights

Total revenue was $79.1 million for the fourth quarter of 2019, an increase of 20% as compared to the same period last year. Within total revenue, business operations (B2B) revenue for the fourth quarter of 2019 increased 20% year over year to $72.8 million and revenue from consumer operations increased 24% to $6.2 million.

Total revenue was $291.6 million for the year-ended 2019, an increase of 17% as compared to 2018. Within total revenue, B2B revenue increased 16% year over year to $267.1 million and consumer operations revenue increased 25% to $24.5 million.

LivePerson signed 149 deals in the fourth quarter, an increase of 20% year over year, fueled by the addition of 65 new and 84 existing customer contracts. LivePerson signed 563 deals in 2019, an increase of 34% as compared to 2018, fueled by the addition of 282 new and 281 existing customer contracts.

Trailing-twelve-month average revenue per enterprise and mid-market customer set new records throughout 2019, and increased approximately 20% to approximately $345,000 in the fourth quarter of 2019, up from approximately $285,000 in the fourth quarter of 2018.

"In 2019, we accomplished our initial mission, disrupting the voice contact center by enabling hundreds of millions of consumers to connect to their favorite brands by messaging, just like they do with friends, family and peers," said CEO, Robert LoCascio. "We had the vision to build the right platform at the right time, and we executed on our strategy, accelerating revenue growth to 20% in the fourth quarter. Now, we are advancing the next step in our mission, bringing a trusted Conversational AI to the world that will transform how consumers seek information and make purchases, and disrupt traditional websites, advertising, content creation and, of course, traditional contact center."

"I am thrilled with how we closed out 2019," added CFO, Chris Greiner, "especially the acceleration to 20% revenue growth in our B2B segment in the fourth quarter. The investments we made to nearly double our sales capacity and fill the whitespace in our platform are already bearing fruit, positioning LivePerson to meet its goals of at least 20% growth in 2020, and increasing our confidence in acceleration toward at least 25% growth in 2021. This is the perfect time to turn our expertise in AI and automation internally. With our efforts underway, we are aiming to hold headcount essentially flat in 2020, driving improved profitability and cash flow, even while reinvesting in growth and innovation."

Customer Expansion
During the fourth quarter, the Company signed contracts with the following new customers:

•	A top five, U.S. health insurance provider

•	One of the 25 largest U.S. commercial banks

•	A multinational small business digital marketing company

•	A Fortune 500 global biopharma company

•	Several new international arms for one of the 10 largest banks in the world

The Company also expanded business with:

•	One of the five largest global airlines

•	A top four telecommunications company in the U.S.

•	A top 10 international retailer

•	One of Australia's largest telecommunications companies

•	A multi-billion dollar global software company

Net Loss and Adjusted Operating (Loss) Income
Net loss for the fourth quarter of 2019 was $27.3 million or $0.43 per share, as compared to a net loss of $6.5 million or $0.11 per share in the fourth quarter of 2018. Adjusted operating loss for the fourth quarter of 2019 was $3.4 million, as compared to adjusted operating income of $1.4 million in the fourth quarter of 2018. Adjusted operating (loss) income excludes amortization of purchased intangibles, stock-based compensation, other litigation and consulting costs, restructuring costs, acquisition costs and other income (loss).

Net loss in the fourth quarter of 2019 includes charges of $4.5 million or $0.07 per share. These charges are comprised of $0.1 million of restructuring, $1.7 million of litigation costs and $2.6 million of non-cash interest expense. Net loss in the fourth quarter of 2018 includes charges of $3.5 million or $0.06 per share. These charges are comprised of $1.7 million of restructuring, $1.0 million of acquisition and consulting fees, and $0.9 million of litigation costs.
Adjusted EBITDA
Adjusted EBITDA for the fourth quarter of 2019 was $1.2 million or $0.02 per share, as compared to $5.3 million or $0.08 per share in the fourth quarter of 2018. Adjusted EBITDA excludes amortization of purchased intangibles, stock-based compensation, depreciation, other litigation and consulting costs, restructuring costs, acquisition costs, provision for (benefit from) income taxes, and other income (loss).
A reconciliation of the non-GAAP financial measures to GAAP measures has been provided in the financial tables included in this press release. An explanation of the non-GAAP financial measures and how they are calculated is included below under the heading "Non-GAAP Financial Measures."
Cash and Cash Equivalents
The Company's cash balance was $176.5 million at December 31, 2019, inclusive of proceeds from the convertible debt offering in the first quarter of 2019, as compared to $66.4 million at December 31, 2018.

Financial Expectations
LivePerson is entering 2020 with strong market demand, twice as many quota carriers than a year ago, and key product drivers fueling adoption. This critical momentum positions the Company to reiterate its stated goal of at least 20% growth in 2020, up from 17% growth in 2019 and 14% growth in 2018.

The Company is guiding for first quarter revenue growth of 17% to 18% and, similar to 2019, anticipates steady growth acceleration in the second half of the year. The key driver of this improvement will be the increasing productivity of the quota carriers hired in 2019. Many of these reps are expected to close their first opportunities late first quarter and into the second quarter. As the contributions layer onto recurring revenue, growth is expected to accelerate in the second half of 2020, putting the Company at an exit rate that supports at least 25% growth in 2021.

Regarding profitability, the Company anticipates that its focus on internal automation and AI will yield material operating efficiencies, while providing critical business insights at an even faster pace. Tied to this initiative, management has set a goal to meet its 2020 growth objectives while maintaining an essentially flat headcount.

The Company estimates that adjusted EBITDA for its B2B and Consumer segments will improve by a combined $26.0 million to $32.0 million, from $(13.0) million in 2019 to a range of $13.0 million to $19.0 million in 2020. The Company intends to allocate approximately $16.0 million of these efficiency gains to a messaging-based payments platform and other Conversational business innovations, which offer the potential to be meaningful catalysts. On a consolidated basis, this brings 2020 adjusted EBITDA guidance to a range of $(3.0) million to $3.0 million, up from $(13.6) million in 2019.

The Company's detailed 2020 financial expectations are as follows:
First Quarter 2020

Guidance
Revenue (in millions)	$77.5 - $78.5
GAAP net loss per share	$(0.53) - $(0.51)
Adjusted operating loss (in millions)	$(12.9) - $(11.4)
Diluted adjusted EBITDA per share	$(0.13) - $(0.10)
Adjusted EBITDA loss (in millions)	$(8.2) - $(6.7)
Fully diluted share count (in millions)	64.0 million
Full Year 2020

Guidance
Revenue (in millions)	$350.0 - $355.0
GAAP net loss per share	$(1.64) - $(1.54)
Adjusted operating loss (in millions)	$(23.8) - $(17.8)
Diluted adjusted EBITDA per share	$(0.05) - $0.05
Adjusted EBITDA (in millions)	$(3.0) - $3.0
Fully diluted share count	67.0 million
Other Full Year 2020 Assumptions

•	Estimated IP litigation expense of approximately $3.0 million ($0.05 per share) and severance and restructuring of $3.5 million to $4.0 million ($0.06 per share)

•	Amortization of purchased intangibles of approximately $2.7 million

•	Non-cash interest expense of approximately $11.0 million

•	Stock-based compensation expense of approximately $57.5 million

•	Depreciation and amortization of approximately $20.8 million

•	Cash taxes paid of $3.0 million to $5.0 million. A GAAP tax liability of approximately $4.0 million

•	Capital expenditures of approximately $47.0 million

Furthermore, as a percent of revenue for the year, including amortization of intangibles and stock-based compensation, but excluding non-recurring expenses discussed above, we anticipate gross profit to be approximately 73.0%, sales and marketing 46.0%, product development 34.5% and G&A at 15.5%.

Stock-Based Compensation
Included in the accompanying financial results are expenses related to stock-based compensation, as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cost of revenue	$2,307	$392	$4,218	$996
Sales and marketing	4,266	1,643	10,010	5,374
General and administrative	4,221	1,531	12,216	4,921
Product development	7,772	937	17,661	3,550
Total	$18,566	$4,503	$44,105	$14,841

Amortization of Purchased Intangible Assets
Included in the accompanying financial results are expenses related to the amortization of purchased intangible assets, as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cost of revenue	$285	$284	$1,138	$1,143
Amortization of purchased intangibles	448	398	1,794	1,670
Total	$733	$682	$2,932	$2,813

Supplemental Fourth Quarter 2019 Earnings Call Presentation
LivePerson will post a presentation providing supplemental information for the fourth quarter 2019 on the investor relations section of the Company's web site at http://www.liveperson.com/company/ir.
Earnings Teleconference and Video Discussion Information
The Company will discuss its fourth quarter 2019 financial results during a teleconference today, February 13, 2020. To participate via telephone, callers should dial in five to ten minutes prior to the 5:00 p.m. Eastern start time; domestic callers (U.S. and Canada) should dial 877-507-3684, while international callers should dial 928-328-1244, and both should reference the conference ID "5199043." The conference call will also be simulcast live on the Internet and can be accessed by logging onto the investor relations section of the Company’s web site at http://www.liveperson.com/company/ir.
If you are unable to participate in the live call, the teleconference will be available for replay approximately two hours after the call. To access the replay, call 855-859-2056 (U.S. and Canada) or 404-537-3406 (international); please reference the conference ID "5199043." A replay will also be available on the investor relations section of the Company’s web site at http://www.liveperson.com/about/ir.

About LivePerson
LivePerson makes life easier by transforming how people communicate with brands. Our 18,000 customers, including leading brands like Citibank, HSBC, Orange, and The Home Depot, use our conversational commerce solutions to orchestrate humans and AI, at scale, and create a convenient, deeply personal relationship — a conversational relationship — with their millions of consumers. For more information about LivePerson (NASDAQ: LPSN), please visit www.liveperson.com.

Non-GAAP Financial Measures
Investors are cautioned that the following financial measures used in this press release are defined as “non-GAAP financial measures” by the Securities and Exchange Commission: adjusted EBITDA, or earnings/(loss) before provision for (benefit from) income taxes, other (income)/expense, depreciation and amortization, stock-based compensation, restructuring costs, acquisition costs and other costs; and adjusted operating income, or net income excluding amortization, stock-based compensation, restructuring costs, acquisition costs, and other costs. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation. In addition, although we have provided a reconciliation of these measures to the nearest comparable GAAP measures, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles, or as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present this financial information because we believe that it is helpful to some investors as a measure of our performance. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

A reconciliation of non-GAAP financial information to GAAP financial information is not a financial measure under generally accepted accounting principles (GAAP). In addition, non-GAAP financial information should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present non-GAAP financial information because we believe that it is helpful to some investors as one measure of our operations.

Safe Harbor Provision

Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements.  Any such forward-looking statements, including but not limited to financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  It is routine for our internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change.  Although these expectations may change, we are under no obligation to inform you if they do.  Actual events or results may differ materially from those contained in the projections or forward-looking statements.  Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: potential fluctuations in our quarterly revenue and operating results; competition in the markets for mobile and online business messaging and digital engagement technology ; our ability to retain existing clients and attract new clients; privacy concerns relating to the Internet that could result in new legislation or negative public perception; risks related to new regulatory or other legal requirements that could materially impact our business; failures or security breaches in our services, those of our third party providers, or in the websites of our customers; potential adverse impact due to foreign currency exchange rate fluctuations; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; our ability to retain key personnel, attract new personnel and to manage staff attrition; supporting our existing and growing customer base could strain our personnel resources and infrastructure; risks relating to governmental export controls and economic sanctions; our ability to effectively operate on mobile devices; risks related to industry-specific regulation and unfavorable industry-specific laws, regulations or interpretive positions; the adverse effect that the global economic downturn may have on our business and results of operations; risks related to the ability to successfully integrate past or potential future acquisitions; additional regulatory requirements, tax liabilities, currency exchange rate fluctuations and other risks as we expand internationally and/or as we expand into direct-to-consumer services; risks related to the regulation or possible misappropriation of personal information belonging to our customers’ Internet users; potential failure to meeting service level commitments to certain customers; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; legal liability and/or negative publicity for the services provided to consumers via our technology platforms; technological or other defects could disrupt or negatively impact our services; errors, failures or “bugs” in our products may be difficult to correct; increased allowances for doubtful accounts as a result of an increasing amount of receivables due from customers with greater credit risk; payment-related risks; delays in our implementation cycles; impairments to goodwill that result in significant charges to earnings; risk associated with the limitations on the effectiveness of our controls; our history of losses; risks associated with the recent volatility in the capital markets; our ability to secure additional financing to execute our business strategy; our ability to license necessary third party software for use in our products and services, and our ability to successfully integrate third party software; our ability to maintain our reputation; risks related to our recognition of revenue from subscriptions; our lengthy sales cycles; risks related to our operations in Israel, and the civil and political unrest in that region; changes in accounting principles generally accepted in the United States; risks associated with any future stock repurchase programs, including whether such programs will enhance long-term stockholder value, and whether such stock repurchases could increase the volatility of the price of our common stock and diminish our cash reserves; natural catastrophic events and interruption to our business by man-made problems; potential limitations on our ability to use net operating losses to offset future taxable income; risks relating to recently-enacted changes to the U.S. tax laws; and risks related to our common stock being traded on more than one securities exchange. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important factors that could cause actual results to differ from those discussed in forward-looking statements.

LivePerson, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$79,073	$65,724	$291,609	$249,838

Costs and expenses:
Cost of revenue	22,060	16,800	78,878	62,479
Sales and marketing	42,661	27,073	156,814	103,344
General and administrative	15,079	12,279	56,967	45,873
Product development	23,213	14,752	82,145	55,707
Restructuring costs	134	1,662	2,043	4,468
Amortization of purchased intangibles	448	398	1,794	1,670
Total cost and expenses	103,595	72,964	378,641	273,541

Loss from operations	(24,522)	(7,240)	(87,032)	(23,703)

Other (expense) income, net	(2,183)	(418)	(6,194)	(471)

Loss before provision for (benefit from) income taxes	(26,705)	(7,658)	(93,226)	(24,174)

Provision for (benefit from) income taxes	617	(1,193)	2,845	858

Net loss	$(27,322)	$(6,465)	$(96,071)	$(25,032)

Net loss per share of common stock:
Basic	$(0.43)	$(0.11)	$(1.53)	(0.42)
Diluted	$(0.43)	$(0.11)	$(1.53)	(0.42)

Weighted-average shares used to compute net loss per share:
Basic	63,556,205	60,794,252	62,593,026	59,203,400
Diluted	63,556,205	60,794,252	62,593,026	59,203,400

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2019		2018		2019		2018
Reconciliation of Adjusted EBITDA (1):
GAAP net loss	$(27,322)		$(6,465)		$(96,071)		$(25,032)
Add/(less):
Amortization of purchased intangibles	733		682		2,932		2,813
Stock-based compensation	18,566		4,503		44,105		14,841
Depreciation and amortization	4,564		3,845		16,366		14,188
Other litigation and consulting costs	1,718	(2)	1,282	(4)	7,974	(3)	5,928	(5)
Restructuring costs	134	(6)	1,662	(8)	2,043	(7)	4,468	(9)
Loss before provision for (benefit from) income taxes	617		(1,193)		2,845		858
Acquisition costs	—		555		—		555
Other expense (income), net	2,183		418		6,194		471
Adjusted EBITDA (1)	1,193		5,289		(13,612)		19,090
Diluted adjusted EBITDA per common share	$0.02		$0.08		$(0.21)		$0.31

Weighted average shares used in diluted adjusted EBITDA per common share	65,872,220		62,653,469		64,922,005		61,342,829

Reconciliation of Adjusted Operating Income (Loss):
Loss before provision for income taxes	$(26,705)		$(7,658)		$(93,226)		$(24,174)
Add/(less):
Amortization of purchased intangibles	733		682		2,932		2,813
Stock-based compensation	18,566		4,503		44,105		14,841
Other litigation and consulting costs	1,718	(2)	1,282	(4)	7,974	(3)	5,928	(5)
Restructuring costs	134	(6)	1,662	(8)	2,043	(7)	4,468	(9)
Acquisition costs	—		555		—		555
Other expense (income), net	2,183		418		6,194		471
Adjusted operating (loss) income	(3,371)		1,444		(29,978)		4,902

(1) Earnings/(loss) before provision for (benefit from) income taxes, other (income)/expense, net, depreciation and amortization, stock-based compensation, restructuring costs, acquisition costs and other costs.

(2) Includes other litigation costs of $1.2 million and consulting cost of $0.5 million for the three months ended December 31, 2019. The Company's other litigation costs relate to the Company’s intellectual property suit against [24]7 Customer, Inc.

(3) Includes other litigation costs of $4.4 million, consulting costs of $3.2 million, and fair value earn-out adjustment of $0.3 million for the year ended December 31, 2019. Please refer to footnote (2) above for additional information related to the nature of these other litigation costs.

(4) Includes other litigation costs of $0.9 million, and consulting cost of $0.4 million for the three months ended December 31, 2018. Please refer to footnote (2) above for additional information related to the nature of these other litigation costs.

(5) Includes litigation costs of $4.1 million, consulting costs of $1.3 million, executive recruitment costs of $0.3 million, executive relocation costs of $0.2 million for the year ended December 31, 2018. Please refer to footnote (2) above for additional information related to the nature of these other litigation costs.

(6) Includes severance costs and associated costs of $0.1 million for the three months ended December 31, 2019. The Company’s restructuring costs relate to resource reallocation for the Company’s platform transformation.

(7) Includes severance and associated costs of $2.0 million for the year ended December 31, 2019. Please refer to footnote (6) above for additional information related to the nature of these restructuring costs.

(8) Includes severance costs of $1.7 million for the three months ended December 31, 2018. Please refer to footnote (6) above for additional information related to the nature of these restructuring costs.

(9) Includes severance and associated costs of $4.5 million for the year ended December 31, 2018. Please refer to footnote (6) above for additional information related to the nature of these restructuring costs.

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP - (continued)
(In Thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Reconciliation of Net Cash Provided By Operating Activities:
Net cash provided by operating activities	$(18,714)	$11,887	$(59,158)	$4,779

Add/(less):
Changes in operating assets and liabilities	18,782	(5,971)	45,504	14,135
Accretion of debt discount	(2,327)	—	(7,605)	—
Provision for doubtful accounts	(589)	(462)	(2,159)	(1,788)
Benefit from (provision for) income taxes	617	(1,193)	2,845	858
Deferred income taxes	1,405	488	1,207	309
Amortization of tenant allowance	129	122	516	326
Debt issuance costs	(293)	—	(956)	—
Other (expense) income, net	2,183	418	6,194	471
Adjusted EBITDA (1)	$1,193	$5,289	$(13,612)	$19,090

(1) Earnings/(loss) before provision for (benefit from) income taxes, other (income)/expense, net, depreciation and amortization, stock-based compensation, restructuring costs, acquisition costs and other costs.

LivePerson, Inc.
Reconciliation of Projected Non-GAAP Financial Information to GAAP
(In Thousands)
Unaudited

	Three Months Ended	Twelve Months Ended
	March 31, 2020	December 31, 2020
Reconciliation of Projected Adjusted EBITDA: (1)
Net loss in accordance with GAAP	$(33,900) - $(32,300)	$(105,600) - $(99,400)
Add/(less):
Amortization of purchased intangibles	700	2,700
Stock-based compensation	12,600	57,600
Depreciation	4,700	20,800
Other costs	3,800	6,700
Other expense, net	2,600	10,700
Provision for income taxes	1,300 - 1,200	4,000 - 3,800
Adjusted EBITDA	$(8,200) - $(6,700)	$(3,000) - $3,000

Reconciliation of Projected Adjusted Operating Income (Loss): (1)
Loss before provision for income taxes	$(32,600) - $(31,100)	$(101,500) - $(95,500)
Add/(less):
Amortization of purchased intangibles	700	2,700
Stock-based compensation	12,600	57,600
Other costs	3,800	6,700
Other expense (income), net	2,600	10,700
Adjusted operating income (loss)	$(12,900) - $(11,400)	$(23,800) - $(17,800)

(1) Certain items may not total due to rounding.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
Unaudited

	December 31, 2019	December 31, 2018

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$176,523	$66,449
Accounts receivable, net	87,620	46,023
Prepaid expenses and other current assets	$45,929	$22,613
Total current assets	310,072	135,085

Operating Lease Right of Use Asset	15,680	—
Property and equipment, net	76,236	43,735
Intangibles, net	11,812	13,832
Goodwill	94,987	95,031
Deferred tax assets, net	2,180	713
Other assets	1,743	1,707
Total assets	$512,710	$290,103

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$12,882	$8,174
Accrued expenses and other current liabilities	62,198	50,662
Deferred revenue	89,002	55,015
Operating lease liability	6,602	—
Total current liabilities	170,684	113,851

Deferred Revenue	187	222
Convertible senior notes, net	179,012	—
Other liabilities	72	4,205
Operating lease liability, net of current portion	12,865	—
Deferred tax liability	1,355	1,096
Total liabilities	364,175	119,374

Commitments and contingencies
Total stockholders' equity	148,535	170,729
Total liabilities and stockholders' equity	$512,710	$290,103

Investor contact:
Matthew Kempler
212-609-4214
mkempler@liveperson.com